EXHIBIT 99.2
Final Transcript
Conference Call Transcript
MRVC — Q2 2006 MRV Communications Earnings Conference Call
Event Date/Time: Jul. 26. 2006 / 4:30PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications Incorporated — IR Contact
Noam Lotan
MRV Communications Incorporated — President and CEO
Kevin Rubin
MRV Communications Incorporated — Corporate Compliance Officer and CFO
Near Margalit
MRV Communications Incorporated — VP of Marketing & Business Development and CEO of LuminentOIC, Inc.
CONFERENCE CALL PARTICIPANTS
Dave Kang
Roth Capital — Analyst
Greg Waters
Investor Asset Management — Analyst
Tim Savageaux
Merriman Curhan — Analyst
Mike Lee
SW Bach — Analyst
Tim Quinlisk
Mayo Capital — Analyst
PRESENTATION

Operator
Good afternoon, ladies and gentlemen, and welcome to the Second Quarter 2006 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session.
[Operator Instructions].
As a reminder, this conference is being recorded, today, Wednesday, July 26th 2006. I would now like to turn the conference over to Miss Anne-Marie Frisch with the Investor Relations Department. Please go ahead.

Anne-Marie Frisch - MRV Communications Incorporated — IR Contact
Thank you, Chad, and good afternoon everyone. Thank you for joining us today to discuss MRV’s second quarter of 2006 financial results. I’m joined today by Noam Lotan, President and CEO, and Kevin Rubin, CFO of MRV Communications; as well as Near Margalit, CEO of LuminentOIC.
Earlier this afternoon, the Company issued a press release reporting its second quarter of 2006 financial results. A financial presentation designed to guide participants through the call will also be available. The press release and presentation can both be viewed from the “Investor Relations” section of MRV’s website, at “ir.mrv.com.”
For reference, we’ve arranged a taped replay of this call, which can be accessed by phone. The replay will take effect approximately two hours after the call’s conclusion and will be available for one week. The dial-in number for this replay is 800-405-2236 for domestic callers and international 303-590-3000 — access code 11066160. This call is also being webcast live with a web replay available. These may both be accessed at MRV’s website, “ir.mrv.com.”

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Before we begin, I’d like to make a brief statement regarding forward-looking remarks. Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially, additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, from the MRV website at “ir.mrv.com,” or from our Investor Relations department.
I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?

Noam Lotan - MRV Communications Incorporated — President and CEO
Thank you, Anne-Marie. Good afternoon and thank you for joining us today. We are pleased to discuss our Q2 results, which highlights trends from both our network equipment and fiber optic groups and demonstrated continuous progress towards our goal of reaching profitability by Q4.
Q2 revenue was $87 million, which was at the top of our guidance range. This revenue total represents a 35% year-over-year increase and a strong 13% sequential increase. For the first half of the year, revenue grew to $164 million, an impressive 30% — that’s 3-0 — increase over the first half of last year. Luminent continued to perform very well, growing sales 16% sequentially and more than doubled compared to Q2 of last year.
The networking business also performed solidly during the quarter with revenue increasing 11% sequentially and 17% year-over-year, significantly higher than other vendors of network equipment. Strength was particularly driven by our core networking business in North America, where our revenue increased by 27% sequentially.
Gross margins, which improved significantly during Q1, declined sequentially as a result of shifting product mix and the effect of some larger project wins. Earnings per share for Q2 was — on a non-GAAP basis was a $0.01 loss and within guidance, a significant improvement over last year’s $0.04 loss in the Q2.
As a general comment, these results are evidence of the positive returns we are seeing from the investments we have made in our business, such as the additions to our networking group sales force and our continued investment in Luminent’s infrastructure. Our expectations for the summer quarter is also very positive and point to a significant year-over-year growth.
Luminent’s strong performance was driven primarily by demand for the ONT Triplexer being used in Verizon’s FTTP deployment. Sequential growth was 16% year over year — 16% sequentially, and year-over-year growth was 123% for the quarter and 87% for the six-month year-to-date period.
Additionally, Luminent continues to position itself for future success with a strong increase in backlog orders for GPON deployment. In addition to Verizon, we are currently seeing other carriers starting to execute on fiber-to-the-home deployment and rolling out triple play services that compete with incumbent cable companies.
Furthermore, the regulatory environment in the United States continues to evolve towards enhanced competition and less regulation, which favors the continued deployment of this triple play services by Verizon, AT&T and others. As Near will discuss shortly, Luminent is maintaining the leadership in the market that is expected to dominate the telecom industry agenda for the near future.
We are well-positioned to take advantage of further FTTP initiatives, including the deployment of GPON. Given our strong competitive position, our ability to scale, and our track record in BPON, we view the GPON technology upgrade as a strong positive for MRV. This should translate into further growth in 2007, when GPON programs become prevalent.
One week ago, we updated you that we have terminated the agreement under which Luminent was to acquire HG Genuine Opto in China. The decision was based on evaluations and further due diligence conducted throughout the process. As we stated in the release, both parties have expressed their hope to sign the mutually agreeable terms in the future, in which the synergies between HG Genuine and Luminent can be realized.

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Q2 was a quarter of continued progress for our networking business unit. Network equipment revenues were up sequentially 11% and 17% year-over-year. Our core homegrown product sales were up 10% sequentially and 19% year- over-year, driven by strong quarter for Metro Ethernet equipment in North America.
Six months ago, we set up to expand and build a productive, well-trained and well managed sales force. It is now becoming clear that the investments we made in our networking group sales force, primarily domestically, are starting to pay off. However, it is important to note that we expect our new sales team to start having an even larger impact in the second half of the year, since it takes some 9 to 12 months for them to fully ramp into production.
The main thrust of our effort is to provide the best solution to enhance business connectivity and business continuity within the data center. We enhanced business connectivity with much leased out equipments, including optical transport. Business continuity in the data center is provided with MRV’s Out of Band networking solutions that provide secure, remote and 24/7 access to a corporation’s data.
Out of Band networking is used to minimize the cost of downtime, reduce risk, and improved service levels in mission-critical networks. For example, console servers for large-scale data centers as AOL.
During Q2, we announced the LX-4000T, our new flagship console server platform for both enterprise and service providers. The new platform provides a wealth of features, including enhanced security and support of cryptographic standards as well as multiple hardware redundancies to facilitate operation during network outage. We believe that our product lineup for data center’s business continuity is unparalleled in the industry.
As a one-stop shop, we provide data center customers with the ability to manage their network elements; i.e., servers, switches and routers as well as managing allowance, power suppliers, sensor, and the ability to automatically and remotely reconfigure their cabling infrastructure. Accordingly, we plan to devote additional marketing resources to expand our presence in data centers and exploit the opportunity in the strategic vertical segments.
With respect to business connectivity solutions, during the quarter, we announced Xspedius as the first Lucent customer to deploy equipment from MRV. This is a part of the new reseller agreement between Lucent and MRV, in which Lucent will resell MRV’s Customer Premises Equipment, CPE, including key elements of the OptiSwitch family to support broadband connections between enterprise users and service providers’ Internet-based transmission network.
This will enable business customers to access a broad range of value-added Enterprise applications using best-in-class Metro Ethernet technology. We are clearly excited about this relationship, and we intend to develop resources to nurture and expand it.
During the quarter, MRV announced that Limelight Networks has chosen our Lambda driver for its newly built 10 gigabit WDM Ethernet network, supporting content delivery services from its various Silicon Valley locations. This morning Limelight announced a $130 million investment led by Goldman Sachs.
Limelight is building an announced next generation network designed for high speed rich media applications. We are proud to participate in the construction of this network, and we look forward to expanding our relationship with the growing partner such as Limelight.
In addition to our progress on our core networking product, our system integration business in Europe had a good quarter, growing sales 9% sequential and 16% year-over-year. Growth was driven by our operations in Italy and France, which both had exceptional quarters. Our addressable market continues to extend. Carriers in Europe are using MRV Metro Ethernet equipment to support hundreds of thousands of customers.
In North American, more and more services are migrating from traditional SONET based architecture to Metro Ethernet. Looking ahead, the future for our networking business looks promising as we expect to continue to grow in North America and are now also seeing good demand in Europe and in Asia. Clearly, with the networking business — the networking business is hedging its stride, and with continued growth from Luminent, we are on track to reach sustained profitability by the end of ‘06.
Kevin will now provide details on our financial results. Following Kevin, Near will provide an update on our optical component business and then we will take your questions. At this time, I would like to turn the call over to Kevin.

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Final Transcript

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Thank you, Noam. I should mention that unless I specifically note otherwise, we are discussing all numbers on a non-GAAP basis prior to non-cash charges for the impact of share-based compensation as required under Financial Accounting Standard Number 123(R), which we adopted effective January 1, 2006 and impairments of purchase intangible assets. This quarter non-cash share-based compensation charges totaled 875,000, and the impairment of purchased intangible assets totaled 52,000.
A full reconciliation of the non-GAAP financial measures covered in this call to the most comparable GAAP measures is available in our press release issued after the market closed earlier this afternoon. In the second quarter, we reported 87 million in revenue, an increase of 35% compared to 65 million in the same quarter last year. Sequentially, revenue increased 13% from 77 million in the preceding first quarter. Off note, our results would have been even better except for the impact of foreign currency.
On a constant currency basis, our revenue in the second quarter of 2006 would have increased an additional 1.7 million sequentially. Revenue generated from internally developed and manufactured products and related services grew 18.6 million or 54% year-over-year to 53 million and represented 61% of revenue. Our networking business reported second quarter revenue of 64 million, up 11% sequentially compared to 57.7 million in the preceding quarter and reflecting year-over-year growth of 17% compared to revenue of 54.7 million in the second quarter of 2005.
Growth was driven by our internally developed networking products especially in the North American region where sales were up 27% sequentially, driven by strong demand for our Metro Ethernet solutions. Our systems integration business also posted another solid quarter with a strong showing in France and Italy.
Turning to our optical components business, we reported an increase in revenue of 16% over the immediately preceding quarter to 23.6 million. This increase in revenue was primarily concentrated in North America through sales of our Triplexer transceiver for the Verizon FIOS project. Revenue from our metro transceivers sold to major OEMs such as Redback, Sienna and others remained at a solid revenue base of 5 million this quarter.
From a geographical perspective, Europe remained our strongest region, accounting for approximately 60% of revenue. However, the concentration of revenue in Europe decreased from 63% of revenue in the previous quarter. Our strong performance in North America caused our revenues from this region to increase to 36% of revenue this quarter compared to one-third of total revenue in the prior quarter.
As I mentioned North American revenue growth was a result of increasing sales of Metro Ethernet equipment as well as ongoing increases in the sales of fiber optic components for Fiber-to-the-Home initiative.
Our gross margin this quarter was 31%, down compared to 34% in the preceding first quarter and 35% in the year-ago period. The decrease in margin is the result of product mix, primarily in our networking business and to a lesser extent in the optical components business.
The gross margin in our networking business was 35% this quarter compared to 38% in both the preceding first quarter and in the year-ago period. The decrease in gross margin in the networking business is the result of a couple of factors. First, the network system integration and distribution business reported a slightly lower gross margin of 24%, which is within the low end of this historical range of mid to high 20% gross margin, reflecting increased sales of third party equipment during the quarter compared to first quarter level.
Second, our gross margin realized in our core networking business was 51%, down from 52% in the year-ago period and from 57% last quarter. This sequential decrease is due to a large extent to product mix including the effect of larger carriers and service product wins in North America.
Gross margin from our optical components business remained strong at 19%, decreasing slightly compared to the level of 21%, but a solid improvement compared to 16% recorded in the same period last year.
Our optical components business gross margin also decreased sequentially due to product mix. Sales of our ONT Triplexer transceiver for Verizon’s FIOS program represented a larger portion of the overall revenue base compared to last quarter.
Our total operating cost and expenses were 27.7 million or 32% of revenue in the second quarter, which compares favorably to 36% of revenue for the second quarter of last year and 35% of revenue in the preceding first quarter.

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In absolute dollars, operating expenses increased by 700,000 from the immediately preceding quarter, primarily due to our higher sales levels as well as the full impact of the additional salespeople we brought on board late in Q1.
As a result of our announced termination of the agreement to purchase Chinese optical components manufacturer HG Genuine on July 19, we expensed approximately 170,000 of legal and professional fees directly related to the acquisition. These expenses were recorded in SG&A in the second quarter. We do not expect any additional expenses as a result of our decisions to not move forward with the acquisition.
Looking at the third quarter of 2006, operating cost and expenses, we expect our operating cost and expenses to be in the 27.5 to 28.5 million range.
For the second quarter, our networking business reported an operating loss of approximately 600,000. It is important to note that our corporate overhead expenses had been historically allocated to our networking business. Our optical components business reported an operating loss of less than 100,000.
On a consolidated basis this quarter, we reported a net loss of $0.01 per share, which is at the low end of our guidance. This compares to a net loss of $0.03 per share in the immediately preceding quarter and a net loss of $0.04 in the year ago period.
Turning to the balance sheet, at the second quarter end, cash equivalents, time deposits, and short and long-term investments stood at 121.3 million compared to 131.8 million at the end of the preceding first quarter. The largest use of cash this quarter was the increased inventories built at Luminent for our fiber optic component. Additionally, CapEx and further funding of our operations were secondary factors for cash usage.
During the quarter, we spent approximately 1.4 million on CapEx. Accounts receivable decreased to 84.9 million in the second quarter compared to 89.3 million in the preceding first quarter. Our day sales outstanding decreased to 89 days from 105 days reported in the first quarter. DSOs are affected by the longer collection cycles, typical in certain European markets in which we do business.
Inventories increased to 65 million in the second quarter, compared to 55 million in the preceding first quarter. This increase in inventory is the result of two factors. First, our optical components business has increased inventory to meet the ongoing demand for its Triplexer and metro and access transceivers.
We also experienced an increase in inventory related to projects at our system integration business that are in process and expected to materialize later in the year. As a result, our days in inventory increased slightly to 99 days this quarter, compared to 97 days reported in the preceding first quarter.
Looking forward to the third quarter, which has historically been a seasonably slower summer quarter, we currently forecast revenue in the range of 82 million to 87 million representing year-over-year growth of 24 to 32%. Revenue from our optical components business is forecasted to be in the range of 20 million to 23 million.
On the bottomline, we currently forecast a net loss in the range of $0.01 to $0.02 per share on a non-GAAP basis, which excludes share based compensation, forecasted to total approximately $0.01 per share. On a GAAP basis, we currently expect to report a net loss in the range of $0.02 to $0.03 per share.
I would now like to turn the call over Near Margalit, CEO of LuminentOIC for additional discussion on our optical components business.

Near Margalit - MRV Communications Incorporated — VP of Marketing & Business Development and CEO of LuminentOIC, Inc.
Thanks, Kevin. Q2 results from LuminentOIC provided significant revenue growth, largely driven by our FTTP product line. Revenue for the quarter was 23.6 million, a 16% sequential increase and 123% increase over the same period last year.
On an operating basis, our loss for the quarter was $319,000. Excluding depreciation of $800,000 stock based compensation of $233,000, and write-off of legal expenses for the Genuine acquisition of $170,000, our profit for the quarter would have been nearly $900,000.

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Final Transcript
Gross margins of 19% were slightly lower than anticipated because of a product mix that favored the FTTP product line. Operating cost, excluding stock based compensation of $181,000, were $4.5 million or 19% of revenue, which is within our long-term target range of 15 to 20%. The Genuine acquisition increased G&A expenses for the quarter on a onetime basis of $170,000.
Production for the first quarter totaled 380,000 modules, including FTTP transceivers and fiber coupled discrete devices. Our current overall module capacity is that about 1.7 million units per year, which is an increase of 200,000 over the previous quarter.
As in our previous call through a combination of capital equipment spending and outsourcing we expect to raise a total capacity of 2 million units a year through the course of this year. We’re not counting of the genuine acquisition to achieve this production capacity.
While the demand for metro transceivers are strong in the quarter results were flat sequentially, which was a bit lower than what we were expecting. We still continue to see this business as a high growth area where Q2 representing 61% growth over the same period last year. We look forward to adding additional products and customers in this area to continue our growth over the long-term.
Looking at our FFTH product for Q3, we anticipate demand will be similar to Q2 levels representing very strong year-over-year growth. We believe the unit growth may stabilize at Q2 levels over the next six months, but we will still achieve the unit estimate VSAT at the beginning of the year.
This stabilization in demand is likely to be due to a number of factors including potentially Verizon’s focus on seeking to get regulatory approval in gaining video franchises on a national level and they expect to ramp in GPON sales in 2007. Given these factors we currently anticipate revenue for Q3 will be in the range of $20 million to $23 million.
Importantly, we are very pleased with our growing success in GPON with considerable progress with international carriers as well as Verizon. We are currently shipping GPON ONT transceivers at a rate of 2000 to 3000 per week. I am excited to announce that now we have a backlog of over 60,000 units of GPON products and expect to reach a ship rate of 5000 to 6000 units per week by early to mid Q4.
Overall, we continue to see support for GPON as a wide-swept format fiber-to-home deployment worldwide. And have been told that 30 trials that are scheduled are ongoing GPON equipment through to the rest of this year. We are developing this technology to allow us to convert our BPON manufacturing capacity directly to be use for GPON manufacturing when this transition occurs in 2007.
Clearly, we feel that we are in an excellent position to capitalize on projection growth in GPON marketing in 2007 and expect our FTTH business to accelerate back to strong sequential growth based on GPON and the currents threats for BPON and the success of Verizon and other in expanding their video franchises.
With that, I want to thank you for joining us. I will take your follow-up questions.

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Final Transcript
QUESTION AND ANSWER

Operator
[Operator Instruction]
Our first question comes from the line of Dave Kang with Roth Capital. Please go ahead.

Dave Kang - Roth Capital — Analyst
Thank you. Good afternoon. Nice quarter gentlemen. Hoping to get some additional color on the GPON activities. First of all can you tell us who is exactly rolling out GPON at this point? Or these all trial activities at this point? May be just expend a little bit on your customers, it sounds like interesting good demand, can you characterize — names the customers at this point?

Noam Lotan - MRV Communications Incorporated — President and CEO
We are engaged with the same guys that we are engaged from BPON. I mean I do not think we are at liberty to say who is rolling out, but at least one of the customers is rolling production level networks deployed to GPON equipment.

Dave Kang - Roth Capital — Analyst
Okay. What about from the carrier point — pretty close to pulling the trigger on GPON?

Noam Lotan - MRV Communications Incorporated — President and CEO
I think there is — In Europe, there is at least one major carrier. I think France Telecom is going a pretty serious trial. And I think in the Middle East, there is a couple of serious trials going on.

Dave Kang - Roth Capital — Analyst
Got it. And then regarding your revenue guidance, Kevin, high-end is 87. That’s sequentially flat. But your optical business will be flat-to-down. So is it going to be your system integration business or you expect core business to, you know, be stronger so that you’ll come in at the high-end, if you were to come in at the high-end of 87 million for third quarter?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Our guidance in the third quarter does reflect a traditionally seasonally slower quarter for the system integration business. So we do expect to see further growth from the core networking business.

Dave Kang - Roth Capital — Analyst
Got it. And just lastly, your current headcount and how many — I mean how much — how many were added during ‘06 — first half of ‘06?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO

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Final Transcript
We ended the quarter at roughly 1,500 employees.

Dave Kang - Roth Capital — Analyst
And what were the figure at the end of last year?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
At the end of the year, we were just under 1,400.

Dave Kang - Roth Capital — Analyst
Okay. And going forward, maybe end of this year, where do you expect to be?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
That’s hard to estimate. I mean we add people as we see the demand in various areas for growth.

Dave Kang - Roth Capital — Analyst
Got it. Thank you very much.

Noam Lotan - MRV Communications Incorporated — President and CEO
Thanks, Dave.

Operator
Thank you, sir. Our next question comes from the line of [Greg Waters] with Investor Asset Management. Please go ahead.

Greg Waters - Investor Asset Management — Analyst
Hello, good quarter. My question revolves around the cash that is still going to be there despite the HG termination of the deal. Any plans for — are you looking at additional acquisitions with that or what are the plans?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Hi, Greg, this is Kevin. I think at this point, you know, obviously we have a lot more options in terms of what our direction will be. And I don’t think that we would necessarily take off the table any further acquisitions, although nothing is set at this point. Just to say that we do have more flexibility.

Greg Waters - Investor Asset Management — Analyst

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99.2-9

Final Transcript
Okay. Thank you.

Operator
Thank you, sir. Our next question comes from the line of Tim Savageaux with Merriman Curhan. Please go ahead.

Tim Savageaux - Merriman Curhan — Analyst
Hello, good afternoon.

Noam Lotan - MRV Communications Incorporated — President and CEO
Hi, Tim.

Tim Savageaux - Merriman Curhan — Analyst
Hi. A couple of questions. First on the systems side, I wondered if you could talk about any particular customer application drivers, you know, and a little more detail behind the strong traction you saw in North American Metro Ethernet, which I think came at least a bit thinner than I was expecting. That’s one.
And two, on the component side, do you have any sort of similar commentary with regard to the metro side of the business in terms of medium-term trends that you gave for Fiber-to-the-Home? I guess you expect that volume to flatten out through the end of the year, and you did see a flat quarter in metro?
Can you just see a fair bit of market growth there? In fact, you’re seeing some yourself. So I wondered if you could comment on where you might expect that trajectory to go into the fourth quarter.

Noam Lotan - MRV Communications Incorporated — President and CEO
I’ll take the metro transceiver one first. That business is hard to have very deep visibility into the revenue, because basically as our customers get revenue, it’s a relatively short lead time business that gets deployed into networks. We’re certainly still hopeful to have that business continue to grow throughout the rest of this year. But it’s pretty hard to extrapolate out with great certainty going forward.

Tim Savageaux - Merriman Curhan — Analyst
And then — this is Tim. On the networking side, I mentioned the two customers in my prepared remarks. One of them was the Limelight Networks, which basically using our equipment to expand its WDM solutions in the 10 gig. I mentioned Ethernet, the WDM applications.
This is an example of one customer that have been there and few other significant customers added to this line during the quarter. But I’m not exactly at liberty to mention their names here. Generally, they are Q2 original carriers. I also mentioned experience communication, which is a good example of their customer premises equipment. Where a carrier is looking up enterprise customers with their metro Ethernet services and this actually include all which line and also is part of our lucent relationship.
In these two areas, we see growth opportunities during the Q3, and of course beyond. And I didn’t mention also our business continuity solutions for data centers where we believe we have a very comprehensive range of solutions, and we are making a very strong push right now. And for example, we will be at the Linux World show next month in San Francisco, you are invited. ‘ And it will be a good opportunity for us to access a large number of data center managers. We recently also completed a similar show in New York, we had a Security Industry Association Show. And there is a pretty good traction and follow-ups on that show.

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Final Transcript

Noam Lotan - MRV Communications Incorporated — President and CEO
Okay. Thank you very much.

Operator
[Operator Instructions]
Our next question comes from [Mike Lee] with SW Bach. Please, go ahead with your question.

Mike Lee - SW Bach — Analyst
This question is for Kevin. What revenue numbers — gross margin numbers would you guys have to get to be profitable by the end of the year? And that was your goal right?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
That is our stated goal. In terms of — we have not openly discussed in revenue or margin profile that will get as to breakeven and profitability. It really is dependent on it with the revenue contribution comes from — on where the revenue contribution comes from. But I think that, you know, if you get of the right next of revenue, you know, you can see profitability and has the mid-to low 30% gross margins at that level.

Mike Lee - SW Bach — Analyst
And ballpark revenue number, what would it be?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
I wouldn’t discuss that.

Mike Lee - SW Bach — Analyst
And third quarter is your weakest quarter?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Typically, we see a lot of seasonality in the third quarter.

Mike Lee - SW Bach — Analyst
Okay. Thank you.

     Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO

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99.2-11

Final Transcript
You’re welcome. Next?

Operator
Thank you, sir. We have a follow-up question from Tim Savageaux with Merriman Curhan Ford. Please go ahead

Tim Savageaux - Merriman Curhan — Analyst
Yes. Follow-up on some of the financial metrics in the Luminent. And I think, basically, you said backing out a couple of onetime expense items like, I guess, that wouldn’t include depreciation but they just saw some pretty solid profitability in the Luminent or at least the beginnings of that.
I gathered you saw some decline in operating expenses sequentially on these recurring operating expenses. I wondered if you could discuss kind of run rate OpEx expectations for Luminent going forward and whether you believe that business will maintain its profitability as we move throughout the year.

Near Margalit - MRV Communications Incorporated — VP of Marketing & Business Development and CEO of LuminentOIC, Inc.
Okay. So I’m sorry I got — could you repeat this last part of the question again.

Tim Savageaux - Merriman Curhan — Analyst
The question is about OpEx. It looks like it mostly came down a bit or at least maintained a pretty reasonable level, excluding some of the one time items that you mentioned, in order to achieve a reasonably solid level of profitability. My question was about OpEx expectations going forward and whether you thought profitability could be sustained on a, I guess, a pro forma basis.

Near Margalit - MRV Communications Incorporated — VP of Marketing & Business Development and CEO of LuminentOIC, Inc.
Okay. Sure. Yes, OpEx was a little bit lower. I think we mentioned in the previous call we had a little bit higher R&D expenses on the previous quarter. We do expect certainly going in the next year depreciation expenses to drop off very significantly for operating basis.
We are still pretty comfortable with the model of keeping expenses in the 15% to 20% range and getting gross margins little bit higher than where they are right now. So those ratios are reasonably consistent. We don’t expect any increase in OpEx going forward that would not be supported with additional revenue.

Tim Savageaux - Merriman Curhan — Analyst
Okay, thanks.

Operator
Thank you. Our next question comes from the line of Tim Quinlisk with Mayo Capital. Please go ahead.

Tim Quinlisk - Mayo Capital — Analyst
Hi guys. I just had a quick couple — two questions here. When I look at your networking business, I can’t really gauge what the gross margin should be prospectively. If I look I see you are making a lot of headway with your in-house sales. The margins, you said, were kind of in the 51

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99.2-12

Final Transcript
versus 57 range. Is that kind of what I should think about going forward as well as kind of on the network system side? Is it more the 24 range or is it something you think can trend back higher?

Noam Lotan - MRV Communications Incorporated — President and CEO
Yes and I think the long-term model that we have is the gross margin in our home grown product in the network equipment side out to mid to low 50s. And on the system integration side, they are in the 24% to 27% range. And as you can tell they fluctuate — the gross margins fluctuate within each one of those subgroups and also based on the proportion of one group to another, we see the largest of the larger fluctuation on a consolidated basis.
But generally, just to take this comment, we are taking multiple initiatives in the Company to increase gross margin. We obviously understand that the bottomline is extremely sensitive not only to operating expenses and revenue but also to our gross margin. So we know how that works.

Tim Quinlisk - Mayo Capital — Analyst
Okay. And then just another question as we go. Sequentially into the third quarter which is typically weaker in Europe and the strong growth you’re seeing from the internal sales force, primarily North America, is it safe for me to assume that they’ll see some margin expansion there as in-house becomes more important within networking in the quarter?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Hi. I think in terms of looking into the third quarter and we don’t typically guide on a margin basis.

Tim Quinlisk - Mayo Capital — Analyst
Okay.

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
I think if you consider what the long-term margin profile have been, that should be reasonable.

Tim Quinlisk - Mayo Capital — Analyst
Okay. No. I guess I’m really trying to drive is sort of the issue of profitability in business. And I can see that you at it on the expense side, and I can explain that by salespeople and sort of the maturation process of these people come up to speed. And I guess I’m looking for the mix shift to in-house to drive the gross margin and also get more leverage on the operating side. Is that reasonable as you go forward here?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Yes. And we do expect that the in-house products will continue to be a larger portion of their revenue base as we go forward.

Tim Quinlisk - Mayo Capital — Analyst
Okay. All right. And just quickly shifting years back to Luminent for a moment, it looks like the delay in the RFP process for GPON on the US Sarb-Ox has caused a little bit of kind of uncertainty with respect to your position within GPON by giving these perhaps competitors the ability to sort of gain into some of these designs. I don’t know if you can comment on that.

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99.2-13

Final Transcript
And also I just want to get your sense of the importance of an RFO overlay in any kind of GPON claiming as we go forward here in terms of how you’re seeing some of the requirements, from some of these designs?

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
Okay. So, I think just in the first part of your question, we feel strong or stronger now, in our position for the GPON for the Sarb-Ox. We probably feel as strong enough as we have ever felt in terms of having those solid products being able to deliver in quantity.
I think we are the only company that is shipping in quantity GPON, ONT modules, that work very fluently getting up to 1000s month, which is really giving us kind of the operational experience as Verizon turns onto GPON. Then we feel very strong, we can execute on our relatively fast ramp.
But I think we are strong on there, whereas definitely strong on the technical side, our relationships are very solid with the customers with the OEMs that are likely to win that concept. I think we felt actually pretty good about the timing that things have gone through on the GPON RFP. In terms of the RF overlay type model it’s been one — it’s probably not an either/or type of proposition.
It’s not a terribly expensive addition to an ONT to be able to have it’s support and RF overlay and certainly provides a lot of operational flexibility to the carrier and enable to — be able to deliver both, you know what do you call IPTV type services on the data stream or you know a whole bunch of HDTV channels that maybe ITV — IPTV may not be ideal for to be able to offer to the consumers.
So I think it’s obviously the — it’s a cost-reward type model. We don’t think it’s very expensive to add that feature, we are estimated to add probably less than 10% to the cost of ONT to add that capability.

Tim Quinlisk - Mayo Capital — Analyst
Okay. And then just following-up on that, if will. There is the delay in terms of the approval of your RFP, how does that affect your expectations for the BPON business that you’ve already got within horizon.

Kevin Rubin - MRV Communications Incorporated — Corporate Compliance Officer and CFO
I think that we’ve always been planning on essentially some sort of overlap transition period between BPON and GPON. That extends anywhere from three to six months as BPON probably take us to lower levels. And at the same time GPON starts operationally ramping up to higher value, but later that process is it doesn’t really — we don’t think it has a significant operational effect on us. Obviously there are some technical and manufacturing differences, in producing GPON products.
This is BPON and we’re taken on challenges right now, and trying our best as much as possible to convert without additional expense, to convert BPON capacity into being able to be GPON capable. Who associated to get with our net capacity of units that we have, as long as we, increasingly have a greater percentage out of that, being able to be addressable to GPON. We should add relatively smooth operational model.

Tim Quinlisk - Mayo Capital — Analyst
Okay. And then just finally now I’ll stop I promise. On the GPON implementation, I think I’ve heard you, in the past to just that, you may be able to gain more content, if you will by expanding more than just in the ONT to the OLT as well. And can you just kind of update me on that?
As well as, I think last quarter, you broke out the access transceiver reside in the optical space. And just I’m wondering if you’re going to do that again this quarter?

     Noam Lotan - MRV Communications Incorporated — President and CEO

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99.2-14

Final Transcript
I think we only broke out the overall metro and access transceiver, the transceiver business, which we broke out at 5 million.

Tim Quinlisk - Mayo Capital — Analyst
Okay.

Noam Lotan - MRV Communications Incorporated — President and CEO
And Kevin had mentioned it was flat again at 5 million again this quarter.

Tim Quinlisk - Mayo Capital — Analyst
Okay.

Noam Lotan - MRV Communications Incorporated — President and CEO
In turn — The OLT, on the OLT we feel pretty good on that. It’s definitely the OLT is a technically challenging product. Our solution seems to be I would say, pretty much the dominant solution or the next to dominant solution. We are probably competing with one other vendor. With both vendors still have some technical challenges to overcome.
We feel pretty confident that, we can get through our challenges pretty quickly and hopefully lock in top-spot. But I think it’s us and one other vendor, that is competing there and both have some technical issues, in-terms of getting a really a smooth running program.

Tim Quinlisk - Mayo Capital — Analyst
Okay. And finally are you seeing any delays in, kind of, from are coming out of Light Speed Project, is it affecting you guys, with respect to that consolidations going on?

Noam Lotan - MRV Communications Incorporated — President and CEO
There was not being Light Speed Project. The portion that was, Fiber-to-the-Premise, which is most important for us, has been going kind of at a slower pace from the beginning. So it hasn’t really kicked into high gear, as far as we can see, in terms of the Fiber-to-the-Premise portion of the light speed project.

Tim Quinlisk - Mayo Capital — Analyst
Okay, great. Well, thank you.

Operator
Thank you. We have no further questions at this time. Please continue.

Noam Lotan - MRV Communications Incorporated — President and CEO

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99.2-15

Final Transcript
Well, thank you operator. And thank you everyone. We appreciate you being on the call today. We’re pleased with our growth in year to date and further with good prospects for the remaining of the year. As we mentioned on the call with new works those who are still ramping. Our sales force is beginning to perform.
The opportunities with GPON are well ahead of us, and we are excited about that. As we look ahead at the growth opportunities from Luminent, and our onus looking business. We’ve looked even more confident or in reaching our goals for the year and reach profitability at the end of the year Q4.
And I want to thank you very much for participating. And we hope to see you on our next call. Thank you very much.

Operator
Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. Have a great day. You may now disconnect.

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99.2-16

Service Aware Networking Technologies(tm)

2nd Quarter 2006 Financial Results Teleconference July 26, 2006 MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, California 91311 (818) 886-MRVC (6782) www.mrv.com

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by MRV's management team relating to the competitive environment in 2006 and the Company's expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications' current and future products. Actual results could differ materially from those projected in our forward-looking statements. For further information regarding risks and uncertainties associated with MRV's business, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this presentation is as of July 26, 2006. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

MRV Speakers Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Kevin Rubin CFO Executive Review Near Margalit CEO, LuminentOIC Q & A

Non-GAAP Financial Measures Important Information Regarding Non-GAAP Financial Measures During this presentation references to financial measures of MRV will include references to non-GAAP financial measures for the periods provided. These non-GAAP financial measures exclude the non-cash share-based compensation expense as a result of the adoption of SFAS No. 123(R) on January 1, 2006 and impairments of purchased intangible assets. Prior period amounts have not been restated to include share- based compensation expense, as permitted by SFAS No. 123(R). A reconciliation between GAAP and non-GAAP financial information is provided on the following slide.

Non-GAAP Financial Measures

(In $000's)	Q2 2008				Q1 2008				Q2 2006			
	MRV	Networking Group	Optical Components Group	Development Stage Group	MRV	Networking Group	Optical Components Group	Development Stage Group	MRV	Networking Group	Optical Components Group	Development Stage Group
GAAP net loss	(2,848)	(2,184)	(446)	(181)	(3,881)	(2,872)	(474)	(100)	(4,143)	(2,142)	(1,702)	(287)
Share-based compensation expense (SFAS 123(R) expense) included in Cost of goods sold	78	24	52	-	72	24	48	-	-	-	-	-
Share-based compensation expense (SFAS 123(R) expense) included in Product development and engineering	184	111	73	-	206	127	78	-	-	-	-	-
Share-based compensation expense (SFAS 123(R) expense) included in Selling, general and administrative	816	507	108	-	482	360	102	-	182	162	-	-
Goodwill impairment	62	52	-	-	-	-	-	-	-	-	-	-
Non-GAAP net loss	(1,718)	(1,440)	(212)	(181)	(2,842)	(2,481)	(248)	(100)	(3,881)	(1,880)	(1,702)	(287)
Loss per share:												
GAAP loss per share - basic and diluted	($0.02)				($0.03)				($0.04)			
Non-GAAP loss per share - basic and diluted	($0.01)				($0.03)				($0.04)			
Weighted average number of shares: Basic and diluted	126,078				107,714				104,360			

Slide No. 6

Service Aware Networking Technologies™

Non-GAAP Financial Measures Non-GAAP Financial Measures

2nd Quarter 2006
Financial Results Teleconference
Overview & Highlights

Noam Lotan
President and Chief Executive Officer

Slide No. 7

Service Aware Networking Technologies™

2nd Quarter 2006 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

2nd Quarter 2006
Financial Results Teleconference
Financial Review

Kevin Rubin
Chief Financial Officer

Slide No. 8

Service Aware Networking Technologies™

2nd Quarter 2006 Financial Results Teleconference Financial Review Kevin Rubin Chief Financial Officer

Key Financial Measures

(in $000's)	Q2 2006	Q1 2006	Q4 2005	Q3 2005	Q2 2005
Cash(1)	**121,288**	131,840	69,459	71,301	73,139
Accounts receivable, net	**84,914**	89,306	92,466	73,655	66,961
Days receivables (days)	**89**	105	92	102	94
Inventories	**65,428**	54,974	42,216	48,805	43,943
Days inventory (days)	**99**	97	60	96	95
Short-term obligations(3)	**21,656**	28,393	30,378	25,136	21,889
Convertible Notes	**23,000**	23,000	23,000	23,000	23,000
Revenue	**86,965**	77,262	91,169	65,875	64,647
Y/Y Growth %	**35%**	25%	11%	5%	-4%
Headcount	~ **1,500**	~ 1,400	~ 1,325	~ 1,325	~ 1,300

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Presented in terms of days

(3) Includes short-term obligations and current portion of long-term debt

Slide No. 9

Service Aware Networking Technologies™

Key Financial Measures Key Financial Measures

Non-GAAP Results of Operations Highlights

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	% Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	% Chg
Revenue	86,965	77,262	64,647	9,703	13%	22,318	35%
Gross profit	26,859	25,857	22,353	1,002	4%	4,506	20%
Gross margin (%)	*31%*	*34%*	*35%*		*(7%)*		*(11%)*
R&D expenses	6,488	6,775	6,287	(287)	(4%)	201	3%
SG&A expenses	21,282	20,252	18,138	1,030	5%	3,144	17%
Total operating expenses	27,770	27,027	24,425	743	3%	3,345	14%
Operating income (loss)	(911)	(1,170)	(2,072)	259	(22%)	1,161	(56%)
Net income (loss)	(1,716)	(2,942)	(3,981)	1,226	(42%)	2,265	(57%)
Earnings per share:							
Basic	($0.01)	($0.03)	($0.04)				
Diluted	($0.01)	($0.03)	($0.04)				
Weighted average number of shares:							
Basic	125,073	107,714	104,350				
Diluted	125,073	107,714	104,350				

Slide No. 10

Service Aware Networking Technologies™

Non-GAAP Results of Operations Highlights Highlights Highlights

Non-GAAP Networking Group Highlights

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	% Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	% Chg
Revenue	64,041	57,717	54,704	6,324	11%	9,337	17%
Gross profit	22,294	21,684	20,658	610	3%	1,636	8%
Gross margin (%)	35%	38%	38%		(8%)		(8%)
Operating costs and expenses	22,878	22,289	20,549	589	3%	2,329	11%
Operating income (loss)	(584)	(605)	109	21	(3%)	(693)	(636%)

Slide No. 11

Service Aware Networking Technologies™

Non-GAAP Networking Group Highlights Highlights Highlights

Non-GAAP Optical Components Group Highlights

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 % Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	Year-Over-Year Q2 '06 vs. Q2 '05 % Chg
Revenue	23,636	20,398	10,613	3,238	16%	13,023	123%
Gross profit	4,427	4,333	1,695	94	2%	2,732	161%
Gross margin (%)	*19%*	*21%*	*16%*		*(10%)*		*19%*
Operating costs and expenses	4,513	4,431	3,434	82	2%	1,079	31%
Operating income (loss)	(86)	(98)	(1,739)	12	(12%)	1,653	(95%)

Slide No. 12

Service Aware Networking Technologies™

Non-GAAP Optical Components Group Highlights Group Highlights Group Highlights

Non-GAAP Development Stage Group Highlights

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	% Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	% Chg
Revenue	-	-	-	-	0%	-	0%
Gross profit	-	-	-	-	0%	-	0%
Gross margin (%)	*###*	*###*	*###*		*###*		*###*
Operating costs and expenses	379	307	442	72	23%	(63)	(14%)
Operating income (loss)	(379)	(307)	(442)	(72)	23%	63	(14%)

Slide No. 13

Service Aware Networking Technologies™

Non-GAAP Development Stage Group Highlights Group Highlights Group Highlights

Revenue Analysis by Geographical Region

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	% Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	% Chg
Americas	31,233	25,266	15,390	5,967	24%	15,843	103%
Europe	52,370	49,013	45,643	3,357	7%	6,727	15%
Asia Pacific	3,310	2,930	3,363	380	13%	(53)	(2%)
Other regions	52	53	251	(1)	(2%)	(199)	(79%)
Total Revenue	86,965	77,262	64,647	9,703	13%	22,318	35%

Slide No. 14

Service Aware Networking Technologies™

Revenue Analysis by Geographical Region Region Region

Revenue Analysis by Product Line

(in $000's)	Q2 2006	Q1 2006	Q2 2005	Quarter-Over-Quarter Q2 '06 vs. Q1 '06 $ Chg	% Chg	Year-Over-Year Q2 '06 vs. Q2 '05 $ Chg	% Chg
Fiber optic components [1]	23,658	20,381	10,247	3,277	16%	13,411	131%
Switches and routers	17,482	17,336	16,243	146	1%	1,239	8%
Console management products	4,361	3,379	4,790	982	29%	(429)	(9%)
Physical layer products	21,899	18,481	16,921	3,418	18%	4,978	29%
Services	8,212	7,014	6,122	1,198	17%	2,090	34%
Other	11,353	10,671	10,324	682	6%	1,029	10%
Total Revenue	86,965	77,262	64,647	9,703	13%	22,318	35%

(1) Please note that our Networking Group also sells certain fiber optic components such as pluggable optics, which are part of its system solutions

Slide No. 15

Service Aware Networking Technologies™

Revenue Analysis by Product Line Revenue Analysis by Product Line

2nd Quarter 2006 Financial Results Teleconference Executive Overview Near Margalit Chief Executive Officer, LuminentOIC

2nd Quarter 2006 Financial Results Teleconference Q & A

Slide No. 17

Service Aware Networking Technologies™

2nd Quarter 2006 Financial Results Teleconference Q & A

THANK YOU!